SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): March 28, 2012
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 CHURCH & DWIGHT CO., INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 683-5900
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

On April 4, Church & Dwight Co., Inc. (the “Company”) entered into a settlement agreement with Mayer Laboratories, Inc. (“Mayer Labs”) and David Mayer, Chief Executive Officer of Mayer Labs, under which all issues in the previously disclosed litigation between the Company and Mayer Labs have been resolved.

Previous Disclosures. The Company made disclosures under the caption “Antitrust Matters” in Item 3 of its annual report on Form 10-K for the year ended December 31, 2011 regarding claims against the Company made by Mayer Labs and Mayer Labs’ motion for sanctions against the Company based on, among other things, the deletion of emails allegedly relevant to the litigation by James R. Craigie, the Company’s Chairman and Chief Executive Officer.

The Company also disclosed in its Current Report on Form 8-K, filed on March 2, 2012 (the “March 2 Form 8-K”), that the United States District Court for the Northern District of California (the “Court”) issued an opinion and order granting the Company’s motion for summary judgment and dismissing all but one of Mayer Labs’ claims.  The Company further disclosed, under the caption “Compensation Discussion and Analysis – 2011 Compensation – Annual Incentive Plan” in the Company’s proxy statement relating to its 2012 annual meeting of stockholders, that on March 13, 2012, the parties filed a stipulation dismissing all remaining claims with prejudice.

The Settlement Agreement.  As part of the settlement agreement, Mayer Labs agreed not to file a motion for reconsideration or to file an appeal of the portion of the Court’s summary judgment order concerning Mayer Labs’ antitrust and tortious interference with contract claims.  With regard to the portion of the summary judgment order related to Mayer Labs' trademark claims against the Company, Mayer Labs and the Company agreed to certain procedural actions designed to permit Mayer Labs to maintain any trademark rights it may have to the terms “micro-thin” or “microthin,” while nevertheless terminating the trademark claims against the Company.  Specifically, Mayer Labs retained the right to seek reconsideration of or appeal the portion of the summary judgment order related to the trademark claims, which the Company agreed not to oppose (Mayer Labs filed a motion for leave to seek reconsideration with respect to the trademark claims on April 5, 2012).   However, if Mayer Labs prevails on such reconsideration or appeal, it would agree to the dismissal of its trademark claims against the Company without prejudice.  The Company agreed that it would not use the terms “micro-thin” or “microthin” in any of its condom packaging or literature, and Mayer Labs agreed not to bring a trademark infringement or other claim against the Company regarding those terms.

The Company also agreed to provide a payment to Mayer Labs in resolution of all claims for damages, costs and attorneys fees in an amount that is not material to the Company.  The parties agreed to mutual releases relating to, among other things, their respective claims against each other in the litigation, other than Mayer Labs’ trademark claims, which are subject to the provisions described above.

In anticipation of the settlement agreement, the Company and Mayer Labs signed a stipulation under which Mayer Labs agreed that its motion for sanctions against the Company, based on, among other things, the deletion of emails allegedly relevant to the litigation by Mr. Craigie, be withdrawn and dismissed with prejudice. In the stipulation, Mayer Labs also stated the following:

“Of the thousands of emails sent or received by James Craigie that were produced by Church & Dwight in this litigation, not one was cited, referenced or included with the summary judgment papers filed by the parties or referenced at oral argument on the summary judgment motion.

“In turn, Mayer did not identify in its summary judgment papers any specific emails deleted by Mr. Craigie that were relevant to the issues before Judge Chen [the Judge who issued the summary judgment ruling described in the March 2 Form 8-K] in the determination of summary judgment and the Court's resulting Order.”

The Court approved the stipulation on March 28, 2012, thereby dismissing Mayer Labs’ motion for sanctions with prejudice, with each party to bear its own attorneys fees and costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date:	April 10, 2012	By:	/s/ Matthew T. Farrell
		Name:	Matthew T. Farrell
		Title:	Executive Vice President Finance and Chief Financial Officer